UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 24, 2012

CEREPLAST, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-34689	91-2154289
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 N. Continental, Suite 100, El Segundo California 90245

(Address of principal executive offices) (Zip Code)

310-615-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2012, Cereplast, Inc. a Nevada corporation (the “Company”) entered into a Stock Purchase Agreement (“SPA”) with Ironridge Technology Co., a division of Ironridge Global IV, Ltd, for the sale of up to $5,000,000 shares of convertible redeemable Series A Preferred Stock (“Series A Preferred Stock”) at a price of $10,000 per share of Series A Preferred Stock. The closing of the transactions contemplates the fulfillment of certain closing conditions. The initial closing with respect to the sale of 30 shares of Series A Preferred Stock is expected to occur on or about August 31, 2012.

On August 24, 2012, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (“Certificate of Designation”) with the Secretary of State of Nevada. The Certificate of Designation provides that the Series A Preferred Stock ranks senior with respect to dividend and rights upon liquidation to the Company’s common stock and junior to all existing and future indebtedness. Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights. The Certificate of Designation provides for the payment of cumulative dividends at a rate of 2.5% per annum when and if declared by the Board of Directors in its sole discretion. Dividends and any Embedded Derivative Liability (as defined in the Certificate of Designation) may be paid in cash or free trading shares of the Company as provided in the Certificate of Designation.

Unless the Company has received the approval of the holders of a majority of the Series A Preferred Stock then outstanding, the Company shall not (i) alter or change adversely the powers, preferences or rights of the holders of the Series A Preferred Stock or alter or amend the Certificate of Designation; (ii) authorize or create any class of stock ranking senior as to distribution of dividends senior to the Series A Preferred Stock; (iii) amend its certificate of incorporation in breach of any provisions of the Certificate of Designation; increase the authorized number of Series A Preferred Stock; (iv) liquidate, or wind-up the business and affaires of the Corporation or effect any Deemed Liquidation Event, as defined in the Certificate of Designation.

Upon any liquidation, dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A Preferred Stock shall be entitled to receive, pari pasu with any distribution to the holders of Common Stock of the Company, an amount equal to $10,000 per share of Series A Preferred Stock plus any accrued and unpaid dividends.

Upon or after 18 years after the Issuance Date, the Corporation will have the right to redeem 100% of the Series A Preferred Stock at a price of $10,000 per share plus any accrued and unpaid dividends (the “Corporation Redemption Price”). The Company is also permitted to redeem the Series A Preferred Stock at any time after issuance as provided in the Certificate of Designation. The Certificate of Designation also provides for mandatory redemption if the Company determines to liquidate, dissolve or wind-up its business and affects or effect any Deemed Liquidation Event as such term is defined in the Certificate of Designation.

The Series A Preferred Stock may be converted into share of common stock of the Company at the option of the Company or the holder. In the event of a conversion by the Holder at a price per share equal to the sum of (a) the Corporation Redemption Price plus the Embedded Derivative Liability (as defined in the Certificate of Designation) less any dividends paid, multiplied by (b) the number of shares being converted, divided by (c) the conversion price of $0.25.

A conversion by the Company may be effected if certain Equity Conditions (as defined in the Certificate of Designation) are met and in the event that the closing price of the Company’s common stock exceeds 200% of the conversion price for any 20 consecutive trading days. In the event of a company conversion, the Company shall issue a number of common stock equal to the Early Redemption Price multiplied by the number of series A Preferred Stock being converted, divided by the conversion price of $0.25.

In connection with the SPA, the Company entered into a Registration Rights Agreement (“RRA”) agreeing to register the shares into which the Series A Preferred Stock is convertible. The RRA provides for the filing of a registration statement on or before October 31, 2012 and to be declared effective on or before the 90th day after the filing date.

The foregoing is only a brief description of the material terms of the SPA, the Certificate of Designation and the RRA, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to
Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the issuance did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the investor; the Registrant obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description
10.1	Stock Purchase Agreement dated August 24, 2012.

10.2	Registration Rights Agreement dated August 24, 2012

99.1	Certificate of Designation filed with the Nevada Secretary of State on August 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 30, 2012

CEREPLAST, INC.

/s/ Frederic Scheer
Frederic Scheer
Chief Executive Officer